EXHIBIT 2


                              ACQUISITION AGREEMENT

         THIS ACQUISITION AGREEMENT (the "Agreement") is made as this 17th day of November, 1999, by and among WindStar Resources, Inc. a Arizona corporation (hereinafter referred to as "WSRI"); Nexland, Inc., a Florida corporation (hereinafter referred to as "NEXL"); and BH Investors Group LLC, High-Speed Venture LLC, Fast-Access Group LLC, Andre Chouraqui, Broadband Investor Group LLC and Kluger, Peretz, Kaplan & Berlin, P.A. ("KPKB"), (hereinafter collectively referred to as the "Stockholders"), who are the sole shareholders of NEXL;

                                   BACKGROUND:

A. The Stockholders own or will own as of the Closing Date (as defined below), all of the issued and outstanding stock of NEXL (the "NEXL Stock"), which they desire to exchange pursuant to the terms, conditions and covenants of this Agreement, solely for shares of voting Common Stock of WSRI, $0.0001 par value (the "WSRI Stock") as hereinafter provided; and,

B. WSRI desires to acquire all of the NEXL Stock from the Stockholders, solely in exchange for shares of WSRI Stock, as hereinafter provided.

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, the parties hereto hereby agree as follows:

1.       THE EXCHANGE OF SHARES.

         On the Closing Date, the Stockholders agree to deliver or cause to be delivered to WSRI all of the issued and outstanding shares of NEXL Stock (the "NEXL Exchange Shares"). In exchange for the NEXL Exchange Shares, WSRI shall issue to the Stockholders 29,500,000 shares of common stock of WSRI Stock (the "WSRI Exchange Shares") as follows:

                  BH Investor Group LLC                      12,611,250
                       Andre Chouraqui                               5,044,500
                  Fast-Access Group LLC                       5,044,500
                       Broadband Investor Group LLC                  2,802,500
                  High-Speed Venture LLC                      2,522,250
                  Kluger, Peretz, Kaplan & Berlin, P.A.,      1,475,000
                                                             ----------
                  Total                                      29,500,000


         1.1 Other Consideration. In addition to the foregoing, NEXL will pay the sum of $25,000 payable per the attached creditor's list, attached hereto as "Exhibit 1.1". Said $25,000 is a good faith deposit which will be the property of WSRI should NEXL fail to close on the Closing date. If WSRI fails or refuses to close for any reason other than those contained in this Agreement, said



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$25,000 will be returned to NEXL. As of November 1, 1999, said $25,000 has been released and distributed to creditors.

2.       DELIVERY OF SHARES.

         2.1 Delivery. At the Closing the Stockholders, as the holder of all outstanding certificates representing shares of NEXL Stock, shall, upon surrender of such certificates, receive the WSRI Exchange Shares which shall be delivered to the Stockholders at the principal office of the Stockholders.

         2.2 Unrestricted Nature of Shares. As provided in Section 14 of this Agreement, the WSRI Exchange Shares will be issued in reliance on Section 4(2) of the Securities Act of 1933 (the "Act") and will be Arestricted securities" as that term is defined in Rule 144 of the Act.

3.       ENDORSEMENT OF NEXL SHARES.

         The Stockholders shall deliver the certificates representing the NEXL Exchange Shares, duly endorsed in blank by the Stockholders or accompanied by blank stock powers, with signatures Medallion Guaranteed by a national bank, and with all necessary transfer tax and other revenue stamps, acquired at the Stockholders's expense, affixed and canceled. The Stockholders agree to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to such NEXL Exchange Shares or with respect to the stock powers accompanying any NEXL Exchange Shares.

4.       CLOSING.

         The exchange and delivery of shares referred to in Section 2 hereof (hereinafter referred to as the "Closing") shall take place on the 17th day November, 1999 at Jersey Transfer & Trust, 201 Bloomfield Ave., Verona, New Jersey 07044 or at such other time and date as WSRI, NEXL and the Stockholders may agree, which date shall be referred to as the "Closing Date." Time is of the essence. The effective date for accounting/tax purposes shall be October 19, 1999.

5.       REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS AND
         NEXL.

         The Stockholders and NEXL represent and warrant that all of the following representations and warranties shall, except as otherwise disclosed herein, be true at the time of Closing and that such representations and warranties as made at the time of Closing shall survive the Closing for a period of two (2) years from the Closing Date (which date is hereinafter called the "Expiration Date").

         5.1 Due Organization. NEXL is a corporation duly organized, validly existing and active under the laws of the State of Florida, and is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of public authorities to carry on its businesses in


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


the places and in the manner as now conducted except where the failure to be so authorized, qualified or licensed would not have a material adverse effect on the business of NEXL taken as a whole. Copies of the Articles of Incorporation, Bylaws, each as amended, stock records and minute books of NEXL as heretofore made available to WSRI, are correct and complete.

         5.2 Authorization. The Stockholders and NEXL have full legal right, power and authority to enter into this Agreement, and the exchange of NEXL Exchange Shares for WSRI Exchange Shares, pursuant to the provisions of this Agreement will transfer valid title in the NEXL Exchange Shares to WSRI, free and clear of all liens, encumbrances and claims of every kind.

         5.3 Capital Stock of NEXL. The authorized capital stock of NEXL consists solely of 20,000 shares of voting common stock, no par value, of which 20,000 shares are issued and outstanding. All of the issued and outstanding shares of the capital stock of NEXL are owned by the Stockholders, and are free and clear of all liens, encumbrances and claims of every kind. All of the issued and outstanding shares of NEXL Stock have been duly authorized and validly issued, are fully paid and nonassessable, are owned of record and beneficially by the Stockholders and further, such shares were offered, issued, sold and delivered by NEXL in compliance with all applicable state and federal laws concerning the issuance of securities.

         5.4 Transactions in Capital Stock. No option, warrant, call, conversion right or commitment of any kind exists which obligates NEXL to issue any of its authorized but unissued capital stock. In addition, NEXL has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

         5.5 Financial Statements. The Stockholders have delivered to WSRI copies of unaudited financial and must prepare within sixty (60) days from the Closing Date audited financial statements to be filed with the Securities and Exchange Commission. The NEXL financial statements will be prepared in accordance with generally accepted accounting principles and applied on a consistent basis throughout the periods indicated. The NEXL financial statements will present fairly the financial condition of NEXL as of the date indicated thereon, and such Statements of Earnings, and Cash Flows and Retained Earnings will present fairly the results of its respective operations for the periods indicated thereon.

         5.6 Property. The Stockholders have delivered to WSRI an accurate list and summary description (Schedule 5.6) of all property (real and personal) owned by NEXL. The NEXL property owned by NEXL constitutes all of the property, real or personal, owned by NEXL.

         5.7 Material Contracts and Commitments. NEXL is not a party to, nor bound by, any material contracts, or commitments (including, but not limited to, joint venture or partnership agreements, contracts with any labor organizations, loan agreements, indemnity or guaranty agreements, bonds, mortgages, options to purchase land, liens, pledges or other security agreements) other than as disclosed on "Exhibit 5.7" hereto.


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


         5.8 Conformity with Law. NEXL is not in material default under any law or regulation or under any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over either of them which would have a material adverse effect on their businesses, taken as a whole; and there are no claims, actions, suits or proceedings, pending or threatened, against or affecting NEXL, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over either of them and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. NEXL has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in applicable federal, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing which might materially and adversely affect the business, operations, affairs, prospects, properties, assets, profits or condition (financial or otherwise) of them, taken as a whole.

         5.9 Taxes. NEXL has timely filed all requisite federal and other tax returns for all fiscal periods ended; and there are no open years, examinations in progress or claims against them for federal and other taxes (including penalties and interest) for any period. NEXL and its subsidiaries will conform their taxable year end to that of WSRI.

         5.10 Absence of Changes. Since the date of the NEXL financial statements, there has not been:

                  (a) any material adverse change in the financial condition, assets, liabilities (contingent or otherwise), income or business of NEXL;

                  (b) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of NEXL;

                  (c) any change in the authorized capital of NEXL or in their respective securities outstanding or any change in their respective ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

                  (d) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of NEXL;

                  (e) any transaction by NEXL outside the ordinary course of their respective businesses.

         5.11 Deposit Accounts; Powers of Attorney. The Stockholders have delivered to WSRI an accurate schedule as of the date of the Agreement, of:

                  (a) the name of each financial institution in which NEXL has accounts or safe deposit boxes;


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


                  (b) the names in which the accounts or boxes are held;

                  (c) the type of account; and

                  (d) the name of each person authorized to draw thereon or have access thereto.

NEXL has also set forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from NEXL and a description of the terms of such power.

         5.12 Environmental Matters. NEXL has no knowledge of any assertion by any governmental agency or other regulatory authority of any environmental lien or action.

         5.13 Validity of Obligations. The execution and delivery of this Agreement by NEXL and the performance of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of NEXL, and this Agreement has been duly and validly authorized by all necessary corporate action and is a legal, valid and binding obligation of the Stockholders and NEXL.

         5.14 Relations with Government. NEXL has not made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office nor has it otherwise taken any action which would cause NEXL to be in violation of the Foreign Corrupt Practices Act of 1977, as amended or any law of similar effect.

         5.15 Disclosure. This Agreement and all other documents and information furnished to WSRI and its representatives pursuant hereto do not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. If NEXL or the Stockholders become aware of any fact or circumstance which would change a representation or warranty of NEXL or the Stockholders in this Agreement or any representation made on behalf of NEXL, NEXL and the Stockholders shall immediately give notice of such fact or circumstance to WSRI. However, such notification shall not relieve either NEXL or the Stockholders of their respective obligations under this Agreement, and at the sole option of WSRI, the truth and accuracy of any and all warranties and representations of NEXL, or on behalf of NEXL and of the Stockholders at the date of this Agreement and at the closing, shall be a precondition to the consummation of this transaction.

         5.16 Employee Benefit Plans. NEXL does not maintain or otherwise have any liability (whether direct or indirect, actual or contingent) in respect of any employee pension benefit plan (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")} or under any "employee welfare benefit plan" {as such term is defined in Section 3(1) of ERISA}.

         5.17 No Subsidiaries. NEXL has no subsidiaries, and there are no related entities controlled by NEXL.



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


6.       REPRESENTATIONS OF WSRI.

         WSRI represents and warrants that all of the following representations and warranties be true at the time of Closing and that such representations and warranties as made at the time of Closing shall survive the Closing for a period of two (2) years from the Closing Date (which date is hereinafter called the "Expiration Date"), unless otherwise modified by documents furnished to NEXL.

         6.1 Due Organization. WSRI is duly organized, validly existing and in good standing under the laws of the State of Arizona, and is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted except where the failure to be so authorized, qualified or licensed would not have a material adverse effect on the business of WSRI taken as a whole. Copies of the Articles of Incorporation, Bylaws, stock records and minute books of WSRI as heretofore made available to NEXL, are complete and correct.

         6.2 Authorization. WSRI has full legal right, power and authority to enter into this Agreement, and the exchange of the WSRI Exchange Shares for the NEXL Exchange Shares, pursuant to the provisions of this Agreement will transfer valid title in the WSRI Exchange Shares to the Stockholders, free and clear of all liens, encumbrances and claims of every kind.

         6.3 Capital Stock of WSRI. The authorized capital stock of WSRI consists solely of 50,000,000 shares of voting common stock, $0.0001 par value, of which 4,212,530 shares are issued and outstanding and 10,000,000 shares of preferred stock, $0.0001 par value per share, of which no preferred shares are outstanding. The WSRI Exchange Shares to be delivered to the Stockholders at the Closing Date will constitute valid and legally issued shares of WSRI fully paid and nonassessable, and with the exception of restrictions upon resale, will be legally equivalent in all respects to the WSRI Stock issued and outstanding as of the date hereof.

         6.4 Transactions in Capital Stock. No option, warrant, call, conversion right or commitment of any kind exists which obligates WSRI to issue any of their authorized but unissued capital stock other than 1,541,558 outstanding Class A Warrants; 1,600,000 outstanding Class B Warrants; and options to acquire 320,000 shares of common stock as set forth in "Exhibit 6.4" hereto.

         6.5 Financial Statements. WSRI has delivered to NEXL and Stockholders copies of the following financial statements (the "WSRI Financial Statements"):

         WSRI's audited financial statement as (hereinafter referred to as the "WSRI Financial Statements") and Statements of Earnings, Cash Flows and Retained Earnings as filed with the United States Securities and Exchange Commission.


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


The WSRI Financial Statements have been prepared in accordance with generally accepted accounting principles and applied on a consistent basis throughout the periods indicated (except as noted). The WSRI Financial Statements present fairly the financial condition of WSRI as of the date indicated thereon and such Statements of Earnings, and Cash Flows and Retained Earnings present fairly the results of its respective operations for the periods indicated thereon.

         6.6  Property.  WSRI owns no property.

         6.7 Liabilities. WSRI has the liabilities as set forth in AExhibit 6.7" hereto.

         6.8 Conformity with Law. WSRI is not in material default under any law or regulation or under any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over them which would have a material adverse effect on their businesses, taken as a whole; and, there are no claims, actions, suits or proceedings, pending or threatened, against or affecting WSRI or the WSRI Subsidiaries at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over either of them and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. WSRI and the WSRI Subsidiaries have conducted and are conducting their businesses in substantial compliance with the requirements, standards, criteria and conditions set forth in applicable federal, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing which might materially and adversely affect the business, operations, affairs, prospects, properties, assets, profits or condition (financial or otherwise) of them, taken as a whole.

         6.9 Taxes. WSRI has timely filed all requisite federal and other tax returns for all fiscal periods, there are no open years, examinations in progress or claims against them for federal and other taxes (including penalties and interest) for any period or periods and no notice of any claim, whether pending or threatened, for taxes has been received.

         6.10 Absence of Changes. Since the date of the WSRI financial statements, there has not been:

                  (a) any material adverse change in the financial condition, assets, liabilities (contingent or otherwise), income or business of WSRI;

                  (b) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of WSRI;

                  (c) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of WSRI;


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


         6.11 Deposit Accounts; Powers of Attorney. WSRI has delivered to the Stockholders an accurate schedule as of the date of the Agreement, of:

                  (a) the name of each financial institution in which WSRI has accounts or safe deposit boxes;

                  (b) the names in which the accounts or boxes are held;

                  (c) the type of account; and

                  (d) the name of each person authorized to draw thereon or have access thereto.

WSRI has delivered the name of each person, corporation, firm or other entity holding a general or special power of attorney from WSRI and a description of the terms of such power.

         6.12 Environmental Matters. WSRI has no knowledge of any assertion by any governmental agency or other regulatory authority of any environmental lien or action. The precious metal mining claims ("properties") formerly held by WSRI were properties owned by the Department of Interior (federal land) and staked (boundaries established) by WSRI, which granted WSRI the right to mine for minerals contained therein only if a mining permit was issued by the Department of Interior. There were no mining nor exploration permits ever issued, therefore no mining took place on the properties. Since the annual minimum payment payable to the Department of Interior was not made by WSRI on August 31, 1999, the right to hold the claims was lost and the properties reverted back to the Department of Interior. Counsel for WSRI has issued his opinion letter regarding this matter.

         6.13 Validity of Obligations. The execution and delivery of this Agreement by the WSRI and the performance of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of WSRI, and this Agreement has been duly and validly authorized by all necessary corporate action and is a legal, valid and binding obligation of the WSRI.

         6.14 Relations with Government. WSRI has not made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office nor has it otherwise taken any action which would cause WSRI to be in violation of the Foreign Corrupt Practices Act of 1977, as amended or any law of similar effect.

         6.15 Disclosure. This Agreement and all other documents and information furnished to the Stockholders and its representatives pursuant hereto do not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. If WSRI becomes aware of any fact or circumstance which would change a representation or warranty of WSRI in this Agreement or any representation made on behalf of WSRI, WSRI shall immediately give notice of such fact or circumstance to the Stockholders. However, such notification shall not relieve WSRI of its obligations under this Agreement, and at


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

the sole option of the Stockholders, the truth and accuracy of any and all warranties and representations of WSRI at the date of this Agreement and at the Closing, shall be a precondition to the consummation of this transaction.

         6.16 Employee Benefit Plans. WSRI does not maintain or otherwise have any liability (whether direct or indirect, actual or contingent) in respect of any "employee pension benefit plan" (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")} or under any "employee welfare benefit plan" {as such term is defined in Section 3(1) of ERISA}.

         6.17 Affiliations and Subsidiaries. WSRI does not presently own, of record or beneficially, or control, directly or indirectly, the capital stock securities convertible into capital stock of any other equity interest in any corporation, association or business entity. WSRI is not, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity. Further, WSRI does not own any subsidiary corporations.

         6.18 Predecessor Status; Etc. WSRI has not owned any predecessor companies. WSRI has never been a subsidiary or division of another corporation nor been a part of an acquisition which was later rescinded.

7.       COVENANTS OF THE STOCKHOLDERS AND NEXL PRIOR TO CLOSING.

         7.1 Access and Cooperation; NEXL. NEXL will afford to the officers and authorized representatives of WSRI access to all of NEXL's properties, books and records and will furnish WSRI with such additional financial and operating data and other information as to the business and properties of NEXL as WSRI may from time to time reasonably request. NEXL and Stockholders will cooperate with WSRI, its representatives, engineers, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by any governmental agency. WSRI will cause all information obtained in connection with the negotiation and performance of this Agreement to be treated as confidential in accordance with the provisions of
Section 12 hereof.

         7.2 Conduct of Business. Stockholders shall cause NEXL to:

                  (a) carry on its business in substantially the same manner as they have heretofore and not introduce any material new method of management, operation or accounting;

                  (b) maintain their respective properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

                  (c) perform all of their respective material obligations under agreements relating to or affecting their respective assets, properties or rights;


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


                  (d) keep in full force and effect present insurance policies or other comparable insurance coverage;

                  (e) use their best efforts to maintain and preserve their business organization intact, retain their present employees and maintain their respective relationships with suppliers, customers and others having business relations with NEXL or WSRI, as the case may be;

                  (f) maintain compliance with all permits, laws, rules and regulations, consent orders, etc.;

                  (g) maintain present debt and lease instruments and not enter into new or amended debt or lease instruments, without the knowledge and consent of all parties hereto; and

                  (h) maintain present salaries and commission levels for all officers, directors, employees and agents.

8.       CONDITIONS PRECEDENT TO OBLIGATIONS OF THE STOCKHOLDERS.

         The obligations of the Stockholders hereunder are subject to the following conditions.

         8.1 Representations and Warranties; Performance of Obligations. The representations and warranties of WSRI contained in Section 7 shall be accurate as of the Closing Date as though such representations and warranties had been made as of that time; and all of the terms, covenants and conditions of this Agreement to be complied with and performed by WSRI on or before the Closing Date shall have been duly complied with and performed.

         8.2 No Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the acquisition by WSRI of the NEXL Exchange Shares and no governmental agency or body shall have taken any other action or made any request of WSRI as a result of which the management of WSRI deems it inadvisable to proceed with the transactions hereunder.

         8.3 No Material Adverse Change. No material adverse change in the results of operations, financial condition or business of WSRI shall have occurred, and WSRI shall not have suffered any material loss or damages to any of its properties or assets, whether or not covered by insurance, since the WSRI Financial Statements, which change, loss or damage materially affects or impairs the ability of WSRI to conduct its business.

         8.4 Counsel Approval. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved by, Ronnie J. Halperin, counsel to the Stockholders.


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


         8.5 Opinion of Counsel. The Stockholders shall have received an opinion from Conrad C. Lysiak, counsel to WSRI, dated the Closing Date, in form and substance satisfactory to the Stockholders, to the effect that:

                  (a) WSRI has been duly organized and is validly existing in good standing under the laws of the State of Arizona;

                  (b) this Agreement has been duly authorized, executed and delivered by WSRI and constitutes a valid and binding agreement of WSRI enforceable in accordance with its terms except as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, arrangement and other similar laws relating to or affecting the rights of creditors except as the same may be subject to the effect of general principles of equity and that no opinion need be expressed as to the enforceability of indemnification provisions included herein; and

                  (c) the shares of WSRI Stock to be received by the Stockholders on the Closing Date shall be duly authorized, fully paid and nonassessable.

         8.6 Form S-8 Registration Statement. WSRI will cause a Form S-8 registration statement to be filed and made effective with the Securities and Exchange Commission prior to Closing, to permit the issuance of stock to employees, consultants or advisors for bona fide services rendered to WSRI, as set forth in "Exhibit 8.6.". (see amendment attached)

         8.7 Directors. Stockholders will cause WSRI to maintain a board of directors consisting of five (5) persons, two of which will be outside directors and three of which will be directors of NEXL. No officer or director of WSRI will have a criminal record, have been adjudicated bankrupt, SEC censure, disbarment, loss of his/her professional license or be under investigation by any of the above.

         8.8 Name Change. WSRI will change its name to Nexland, Inc.

         8.9 SEC Reporting. WSRI will file all reports required by the Securities and Exchange Commission in a timely manner.

         8.10 Articles and Bylaws. Stockholders will cause the Articles of Incorporation as amended and the Bylaws of WSRI to remain in substantially the same form as they currently exist, unless a majority of WSRI shareholders and directors vote to amend the same.

9.       CONDITIONS PRECEDENT TO OBLIGATIONS OF WSRI.

         The obligations of WSRI hereunder are, at its option, subject to the satisfaction, on or prior to the Closing Date, of the following conditions.


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


         9.1 Representations and Warranties; Performance of Obligations. The representations and warranties of the Stockholders and NEXL contained in this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date and all of the agreements of the Stockholders and NEXL shall have been performed.

         9.2 No Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the acquisition by WSRI of the NEXL Stock, and no governmental agency or body shall have taken any other action or made any request of WSRI as a result of which the management of WSRI deems it inadvisable to proceed with the transactions hereunder.

         9.3 No Material Adverse Change. No material adverse change in the results of operations, financial condition or business of NEXL shall have occurred, and NEXL shall not have suffered any material loss or damages to any of its properties or assets, whether or not covered by insurance, since the NEXL Balance Sheet Date, which change, loss or damage materially affects or impairs the ability of NEXL to conduct its business; and WSRI shall have received a certificate signed by the Stockholders dated the Closing Date to such effect.

         9.4 Counsel Approval. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved by Conrad C. Lysiak, counsel to WSRI.

         9.5 Opinion of Counsel. WSRI shall have received an opinion from Ronnie
J. Halperin, counsel to NEXL and the Stockholders, dated the Closing Date, in form and substance satisfactory to WSRI, to the effect that:

                  (a) NEXL has been duly organized and is validly existing in good standing under the laws of the state of Florida;

                  (b) this Agreement has been duly authorized, executed and delivered by the Stockholders and constitutes a valid and binding agreement of the Stockholders enforceable in accordance with its terms except as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, arrangement and other similar laws relating to or affecting the rights of creditors except as the same may be subject to the effect of general principles of equity and that no opinion need be expressed as to the enforceability of indemnification provisions included herein; and

                  (c) the shares of NEXL Stock to be received by WSRI on the Closing Date shall be duly authorized, fully paid and nonassessable.

                  (d) there are no claims or suits pending against NEXL.

         9.6 Merger with Nexland, Inc and Right of First Refusal to Acquire Nexland France. Prior to Closing, NEXLAND, LLP will have merged with NEXL, a corporation organized under the laws of Florida. In addition, NEXL will cause Nexland France to grant NEXL a Right of First Refusal to acquire all of the issued and outstanding Nexland France shares before June 30, 2000 in exchange for shares of WSRI, as set forth in "Exhibit 9.6". The number of shares to be issued by WSRI shall be determined by an independent appraisal value for Nexland France and the then current market share price of WSRI. In consideration of Nexland France granting a Right of First Refusal to NEXL, certain NEXL

Stockholders will convey a portion of the WSRI common stock they receive out of the 29,500,000 shares of WSRI common stock being issued to NEXL Stockholders in this Agreement, to Nexland France for distribution to Nexland
France shareholders as follows:

NEXL Stockholder          WSRI Shares for       WSRI Shares for         Total WSRI
                          Nexland, Inc. Stock   Right of First Refusal  Shares Received
----------------          -------------------   ----------------------  ---------------

BH Investor Group LLC         12,413,250                198,000           12,611,250
Andre Chouraqui                3,856,500              1,188,000            5,044,500
High-Speed Venture LLC         2,324,250                198,000            2,522,250

         9.7 Advisor and Consulting Agreement. Fred R. Schmid will be appointed advisor to the WSRI board of directors for a period of thirty-six months commencing with the day following closing of this transaction. Further, WSRI will execute a consulting agreement with Fred R. Schmid in the form attached hereto as AExhibit 9.7," retaining Mr. Schmid as a consultant to the WSRI for a period of two years from the date this Agreement is executed by the parties.

         9.8 Fred Schmid Shares. At closing, Fred Schmid will resign as an officer and director of the Company and by executing this Agreement the parties acknowledge and warrant that all restrictions on shares of common stock now owned by Fred Schmid will be removed by the Company at the end of two years from the date Mr. Schmid acquired the specific shares under the Stock Purchase Agreement. Corporate Counsel for WSRI will issue an opinion letter within three
(3) business days following the end of the two year period instructing WSRI' stock transfer agent to remove the restrictions from the applicable share certificates.

10.      INDEMNIFICATION.

         10.1 Indemnification by the Stockholders. The Stockholders covenants and agrees that it will indemnify, defend, protect and hold harmless WSRI and NEXL at all times from and after the date of this Agreement until the Expiration Date from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incurred by WSRI in excess of Ten Thousand Dollars ($10,000) in the aggregate as a result of or incident to any material breach of the representations and warranties set forth in Section 5 of this Agreement or certificates attached pursuant thereto and any misrepresentations or nonfulfillment of any agreement on the part of the Stockholders under this Agreement.

         10.2 Indemnification by WSRI. WSRI covenants and agrees that it will indemnify and hold harmless the Stockholders at all times from and after the date of this Agreement until the Expiration Date from and against all claims, damages actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incurred by NEXL in excess of Ten Thousand Dollars ($10,000) in the aggregate as a result of or incident to any material breach of the representations and warranties set forth in Section 6 of this Agreement or on the schedules or certificates attached pursuant thereto and any misrepresentations or nonfulfillment of any agreement on the part of WSRI under this Agreement.


         10.3 Third Person Claims. Promptly after any party hereto (hereinafter the "Indemnified Party") has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person") or the commencement of any action or proceeding by a Third Person, the Indemnified Party shall, as a condition precedent to a claim with respect thereto being made against any party obligated to provide indemnification pursuant to Sections 10.1 or 10.2, hereof (hereinafter the "Indemnifying Party"), give the Indemnifying Party written notice of such claim or the commencement of such action or proceeding. Such notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof, and such notice shall be effective if delivered prior to expiration of the period of indemnity pursuant to Sections 10.1 and
10.2. The Indemnifying Party shall have right to defend and settle, at its own expense and by its own counsel, any such matter so long as the Indemnifying Party pursues the same in good faith and diligently. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in the defense thereof and in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records or information reasonably requested by the Indemnifying Party that are in the Indemnified Party's possession or control. Notwithstanding the foregoing, the Indemnified Party shall have the right to participate in any matter through counsel of its own choosing at its own expense (unless there is a conflict of interest that prevents counsel for the Indemnifying Party from representing Indemnified Party, in which case the Indemnifying Party will reimburse the Indemnified Party for the expenses of its counsel); provided that the Indemnifying Party's counsel shall always be lead counsel and shall determine all litigation and settlement steps, strategy and the like. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability, except to the extent such participation is requested by the Indemnifying Party, in which event the Indemnified Party shall be reimbursed by the Indemnifying Party for reasonable additional legal expenses, out-of-pocket expenses and allocable share of employee compensation incurred in connection with such participation for any employee whose participation is so requested. If the Indemnifying Party desires to accept a final and complete settlement of any such Third Person claim and the

Indemnified Party refuses to consent to such settlement, then the Indemnifying Party's liability under this Section with respect to such Third Person claim shall be limited to the amount so offered in settlement by said Third Person and the Indemnified Party shall reimburse the Indemnifying Party for any additional costs of defense which it subsequently incurs with respect to such claim. If the Indemnifying Party does not undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder, or fails diligently to pursue such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith, provided, however, that under no circumstances shall the Indemnified Party settle any Third Person claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

         10.4 Tax Liability. In the event WSRI incurs any tax liability in connection with the transaction described herein, NEXL and the Stockholders will promptly reimburse WSRI therefore.

         10.5 Method of Payment. All claims paid to the Indemnified Party pursuant to this indemnity shall be paid in cash.

11.      TERMINATION OF AGREEMENT.

         WSRI or the Stockholders may, by notice in the manner hereinafter provided on or before the Closing Date, terminate this Agreement if a material default shall be made by the other party in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made on or before the Closing Date and shall not reasonably be expected to occur. NEXL may terminate this Agreement if WSRI' liabilities exceed $265,000 as of June 30, 1999. WSRI may terminate this Agreement if: (i) NEXL's business operations, equipment and marketing rights are burdened by excessive royalties or problems that cannot in the exclusive opinion of WSRI be corrected or eliminated; (ii) NEXL or Nexland, Inc. cannot demonstrate to WSRI's reasonable satisfaction that the research and manufacturing facilities available to the affiliated Nexland company in France are also fully available to Nexland, Inc. in the United States; and, (iii) Nexland, Inc. has the exclusive North and South America, Central America and the Caribbean marketing rights to all current and future products developed and marketed by their affiliated company in France.

12.      NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

         12.1 WSRI. WSRI recognizes and acknowledges that it has in the past, currently has, and prior to the Closing Date, will have access to certain confidential information of NEXL, such as lists of its customers and operations of NEXL and NEXL's respective businesses. WSRI agrees that it will not disclose such confidential information to any person, firm, corporation, association, or other entity for any purpose or reason whatsoever, prior to the Closing Date without the Stockholders's prior written consent. In the event of a breach or threatened breach by WSRI of the provisions of this Section, the Stockholders shall be entitled to an injunction restraining WSRI from disclosing, in whole or in part, such confidential information. Nothing contained herein shall be construed as prohibiting the Stockholders from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

         12.2 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, WSRI, NEXL and the Stockholders agree that, in the event of a breach by any of them of the foregoing covenant, the covenant may be enforced against them by injunctions and restraining orders.

13.      FEDERAL SECURITIES ACT AND CONTRACTUAL RESTRICTIONS ON WSRI
         STOCK.

         13.1 Status of Stockholders. Stockholders hereby represents and warrants to, and covenants with WSRI regarding as follows:

                  (a) The undersigned Stockholders understands that the Company's Shares are "restricted securities" as that term is defined in Rule 144 of the Securities Act of 1933 the shares of Common Stock have not been approved or disapproved by the United States Securities and Exchange Commission; any state securities agency; or any foreign securities agency;

                  (b) The undersigned Stockholders are not underwriters and would be acquiring the Company's shares of Common Stock solely for investment for their own account and not with a view to, or for, resale in connection with any distribution within the meaning of any federal securities act, state securities act or any other applicable federal or state laws;

                  (c) The undersigned Stockholders understand the speculative nature and risks of investments associated with the Company, and confirm that the shares of Common Stock would be suitable and consistent with their investment program; that their financial position enable them to bear the risks of this investment; and, that there is an extremely limited public market for the shares of Common Stock acquired herein;

                  (d) The shares of Common Stock acquired herein may not be transferred, encumbered, sold, hypothecated, or otherwise disposed of, if such disposition will violate any federal and/or state securities acts. Disposition shall include, but is not limited to acts of selling, assigning, transferring, pledging, encumbering, hypothecating, giving, and any form of conveying, whether voluntary or not for a period of one
         (1) year from the date of issuance;

                  (e) To the extent that any federal, and/or state securities laws shall require, the Stockholders hereby agree that any shares of Common Stock acquired pursuant to this Agreement shall be without preference as to assets;

                  (f) The Company is under no obligation to register or seek an exemption under any federal securities act, state securities act, or any foreign securities act for any shares of Common Stock of the Company or to cause or permit such shares of Common Stock to be transferred in the absence of any such registration or exemption;

                  (g) The Stockholders have had the opportunity to ask questions of the Company and have received additional information from the Company to the extent that the Company possessed such information, necessary to evaluate the merits and risks of any investment in the Company. Further, the Stockholders have been given: (1) All material books, records and financial statements of the Company; (2) all material contracts and documents relating to the proposed transaction;
         (3) an opportunity to question the appropriate executive officers of the Company; and, (4) copies of all reports filed with the Securities and Exchange Commission.

                  (h) The Stockholders have satisfied the suitability standards imposed by their respective state laws and have a preexisting personal and business relationship with the Company;

                  (i) The Stockholders have adequate means of providing for their current needs and personal contingencies and have no need to sell the shares of Common Stock in the foreseeable future (that is at the time of the investment, Stockholders can afford to hold the investment for an indefinite period of time);

                  (j) The Stockholders have sufficient knowledge and experience in financial matters to evaluate the merits and risks of this investment and further, the Stockholders are capable of reading and interpreting financial statements; and

                  (k) The Stockholders acknowledge that if they are residents of the State of Florida, they have the privilege of declaring this transaction null and void provide each objecting Stockholder communicates such intention to the Company in writing within three (3) days of the tender of his/her/its consideration.

         13.2 Status of WSRI. WSRI hereby represents it files reports with the United States Securities and Exchange Commission and has filed all required reports with the Commission.

14.      GENERAL.

         14.1 Cooperation. The Stockholders and WSRI shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement. The Stockholders will cooperate and use its best efforts to have the present officers, directors and employees of NEXL cooperate with WSRI on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

         14.2 Exercise of Class "A" Warrant. Class A Warrants ("Warrant") controlled by Dale L. Runyon will be exercised and not publicly traded in the market. The exercise of the Warrants will take place within a 30-day period, provided market conditions are favorable and the Warrants are "In-the Money" for a 30-day consecutive period, following the post-acquisition company's amended registration statement being made effective by the Securities and Exchange Commission. Upon the exercise of each Warrant the post-acquisition company will receive $1.00 for each share of WSRI's Common Stock issued.

         14.3 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of WSRI and the Stockholders.

         14.4 Entire Agreement. This Agreement (including the schedules and Exhibits attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding between the Stockholders, NEXL, and WSRI and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution, constitutes a valid and binding agreement on the parties thereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by the Stockholders, NEXL, and WSRI acting through their respective officers, duly authorized by their respective Boards of Directors.

         14.5 Counterparts. This Agreement may be executed simultaneously in two
(2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

         14.6 Brokers and Agents. Each party represents and warrants that Coral Capital Partners, Inc., acting as the broker in connection with this transaction, will receive 125,000 shares of WSRI Common Stock and a cash payment of $2,500 at the time of Closing.

         14.7 Expenses. Each party will be responsible for their own expenses in connection with this Agreement. The parties agree that from the initial $25,000 paid to WSRI, $8,000 will be paid to Conrad C. Lysiak, attorney for WSRI as partial payment of his outstanding bill.

         14.8 Notices. All notices of communication required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, overnight courier addressed to the party to be notified, postage prepaid, or by delivering the same in person to an officer or agent of such party.

                  (a)      If to WSRI, addressed to it at:
                           WindStar Resources, Inc.

                           Fred Schmid, President
                           WindStar Resources, Inc.
                           14 Hewlett Drive
                           E. Williston, New York 11596
                           2-1202; FAX: (516) 294-1066

                  (b)      If to the Stockholders, addressed to it at:

                           BH Investor Group LLC - P.O. Box 3783
                           Hallandale, FL 33008
                           Andre Chouraqui - Barker Road #2, House#9,
                           The Peak Hong Kong

                           Fast-Access Group LLC -P.O. Box 9096,
                           Daytona Beach, FL 32120
                           Broadband Investor Group LLC-P.O.Box 693267,
                           Miami, FL 33169
                           High-SpeedVenture LLC - P.O. Box 693267,
                           Miami, FL 33169
                           Kluger, Peretz, Kaplan & Berlin, P.A., -
                           Miami Center, 17th Fl.,
                           201 S. Biscayne Blvd., Miami, FL 33131

                  (c)      If to NEXL, addressed to it at:
                           Nexland, Inc.

                           Gregory S. Levine, President
                           Nexland, Inc.
                           20801 Biscayne Blvd.
                           Aventura, Florida 33180
                           TEL: (305) 937-3877; FAX: (305) 466-0388

         14.9 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Arizona and any action brought hereunder by NEXL and Stockholder shall be exclusively in the state or federal courts of the State of Arizona in the City of Phoenix, and any action brought hereunder by WSRI shall be exclusively in the state or federal courts of the State of Florida at Miami-Dade County.

         14.10 Survival of Representations and Warranties. The representations, warranties, covenants and agreements of the parties made herein and at the time of the Closing or in writing delivered pursuant to the provisions of this Agreement shall survive the consummation of the transactions contemplated hereby and any examination on behalf of the parties.

         14.11 Exercise of Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

         14.12 Time. Time is of the essence of this Agreement.

         14.13 Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                     WSRI:
                                     WINDSTAR RESOURCES, INC.
ATTEST:
                                     BY: /s/ Fred R. Schmid
                                         ----------------------------------
                                         Fred R. Schmid, President
------------------------------------

                                     Executed by Dale Runyon solely for
                                     purposes of acknowledging and agreeing
                                     to his obligations as set forth in
                                     Section 14.2 of this Agreement.

                                         /s/ Dale Runyon
                                     --------------------------------------


                                     NEXL:
                                     NEXLAND, INC.
ATTEST:

                                     BY: /s/ Gregory S. Levine
                                         ----------------------------------
                                         Gregory S.Levine, President
------------------------------------


STOCKHOLDERS:
                                         /s/ Andre Chouraqui
------------------------------------ -------------------------------------------
BH Investor Group LLC                Andre Chouraqui


------------------------------------ -------------------------------------------
Fast-Access Group LLC                High-Speed Venture LLC

------------------------------------ -------------------------------------------
Broadband Investor Group LLC         Kluger,Peretz, Kaplan & Berlin, P.A. (KPKB)

                                    AMENDMENT
                                       TO
                                   SECTION 8.6

         Section 8.6 of the Acquisition Agreement is amended to read in its entirety, as follows:

         8.6 Outstanding Liabilities. WSRI will cause sufficient shares of Common Stock to be registered with the Securities and Exchange Commission to allow it to pay its outstanding liabilities to creditors in exchange for Common Stock of WSRI at a price of $1 .00 per share, as set forth in "Exhibit 8.6". The foregoing Registration Statement will be filed by utilizing one of the following methods:

         (i) on Form S-8, if shares so registered can be used for satisfying the requirements of this Section as mutually agreed by SRI's and NexIand's securities counsel, or;

         (ii)     the Amended Registration Statement will be filed within ten
                  (10) days from the date of execution of this Agreement to allow WSRl's outstanding Class A and Class B Warrants to be made effective, which Amended Registration Statement shall include a piggyback provision for the registration of sufficient shares to satisfy the requirements of this Section; or

         (iii) if the Amended Registration Statement set forth in (ii) above cannot for any reason be filed with the piggyback provision, WSRI shall within two (2) business days after the Elective Date as set by the Securities and Exchange Commission of the Amended Registration Statement, file a subsequent Registration Statement to satisfy the requirements of this Section.

         For each thirty (30) day time period after the times prescribed in (i),
(ii) or (iii) above, as applicable, that WSRI has not performed its obligations thereunder, the creditors set forth on Exhibit 8.6 shall be paid additional registered shares of stock equal to five percent (5%) of the total amount of registered shares that each was entitled to had WSRI performed on time, which registered shares shall also be included on the Amended Registration Statement or the subsequent Registration Statement.

                                                                     EXHIBIT 5.7

MATERIAL CONTRACTS AND COMMITMENTS BY NEXL:

a)  Nexland France:

b)  Manufacturers:

c)  Research Facilities:

d)  Strategic Partners:

e)  Vendors:

SEE ATTACHED:

[Nexland Letterhead]

                                                              September 15, 1999

This letter is to certify that the research and manufacturing facilities available to Nexland France are fully available to Nexland, Inc and Nexland LLP in the United States.

This letter will also certify that Nexland Inc. and Nexland LLP have the exclusive marketing rights for North America, South America, Central America and the Caribbean from Nexland France to all current and future products developed, manufactured and marketed by Nexland France.

Print: Yves Many

Sign: /s/ Yves Many
      ---------------------
Date: September 17, 1999
Yves Many
Managing Director and Shareholder
Nexland France

B: Company's Business

1) Describe the nature of the business: Nexland, Inc provides efficient, shared Internet access, firewall protection, high bandwidth access (Cable & DSL), low cost of ownership and complete LAN compatibility. Out products support Windows, Linux, UNIX, Sun, Mac, and any operating system operating on an ethernet IRAN endowment. Nexland, Inc. targets die the 80 Million SOHO (Small Office/Home Office) and small businesses in North and South America by selling through Internet Service Providers (ISP's) and Value Added Resellers (VAR's).

2) Describe the proposed changes in emphasis and direction in business: The nature of the business will remain the same. The company will continue to innovate with new high-speed products and targeted advertising and sales emphasis for ISP's and VAR's.

3) Major products and services:

   o ISB2LAN: Secure, Shared Intenet Access for High-Speed connections: Cabin and xDSL. Supports many protocols and special applications

   o  ISB100E: Secure, Shared Internet Access for Analog phone lines. Includes
      (1) serial port for remote access and modem sharing.

   o  ISB200E: Secure, Shared Internet Access for Analog phone lines. Includes
      (2) seria1 ports for remote access and modem sharing.

   o  ISB300E: Secure, Shared Internet Access for Analog phone lines. Includes
      (3) serial ports for remote access and modem sharing.

   o  Firewall-in-A-Box: Secure, Internet Access for High-Speed Connections:
      Cable and xDSL. Supports many protocols and special applications.

4) Geographical Areas covered: North America, South America, Central America and the Caribbean.

5) Any intention to enlarge present area of distribution or service. and the manner in which that is to be done. At this time, there is no intention to enlarge the area of distribution. The company' intention is to develop the areas of distribution.

6) Any limitations on markets that can be reached, such as freight charges, duties, service and maintenance requirements, patent licenses. tariffs. and agreements: Nexland Inc., sells all products, FOB Miami, Florida. Any tariffs, freight charges or duties are borne by the customer.

7) The states and counties in which the Company conducts business or is licensed or qualified to do so: Nexland, Inc. is a Florida corporation and is licensed to sell its products and services in Florida, as well as every state in the country. Nexland, Inc. has a valid reseller permit to resell its products into other states and counties.

8) The method of distribution and sales, especially as indicated by copies of written agreements such as distributorship agreements, licensing arrangements and contracts with salesmen, franchisees and representatives: Nexland, Inc. is currently negotiating a retail sales agreement with Sigma Sales, Inc. for retail establishments in the US and South America. The contract, which has yet to be signed, allows for a 10% sales commission based upon revenue of sales at a minimum price. The Firewall-in-a-Box allows for a 5% sales commission based upon revenue of sales at a minimum price. The predominance of sales in the company is accomplished through outbound telemarketing.

9) The major suppliers of raw materials or products and whether there are any contracts for one year or more with them: Longfield Ltd (Hong Kong) and Smerwick Ltd (Taiwan).

l0)The likelihood that any product of any supplier could no longer be readily procurable from him and the effect on the Company. Not likely that any products supplied by Longfield or Smerwick could become unavailable.

11)Whether the services of subcontractors or processors are utilized for the Company's products or subassembly components and the availability of substitutes: The company's products are manufactured by subcontractors. Substitutes may be available after necessary time to change the supplier. This depends on the product.

12)Whether there are any long-term contracts with subcontractors or processors:
   Long term contracts with sub-contractors are under discussion.

13)The names, addresses, and volume of purchase of the five largest customers or outlets for the past two years and any other customers who account for more than 10% of the revenue:

          o Time Warner: 8949 Ware Court San Diego, CA 92121 $18,000 to $20,000 per month.

          o ISP Channel: 510 Logue Avenue Mountain View, CA 94043 $5000 per month

          o Broadband Access Networking Group (BANG): 225 Stedman Street, Lowell, MA 01851 $1000 per month.

          o EarthLink Network: 3100 New York Drive, Pasadena, CA 91107 $83,700 (Pending Monthly Order).

          o Potomac Network: 808 17 Street NW Washington, DC 20006 $2700 per month.

14)A list of the competitors and their principal products or services and a description of the nature of the competition:

          o WebRamp: Manufacture IP Shareing/Firewall Devices Public company on the Nasdaq (RAMP). Larger product offering. Higher prices, less features.

          o Flowpoint: Business unit of Cabletron (Nasdaq: CA). Manufacturer of integrated DSL Devices. Very large company. Much higher prices.

          o WebBeedle: Manufacture IP Sharing/Firewall Devices. Private company. Aggressive price points. Their products have certain limitations that the Nexland products to not (not PPPoE compliant, limits the numbers of users for IP Sharing).

          o    Cayman Systems: Manufacture IP/Sharing/Firewall Devices.
               Private company. Higher prices. Their products are very similar to Nexland's, but with higher pricing. They do not support PPPoE.

          o Sonic Systems: Manufacture Firewall products. Do not specialize in IP Sharing. Private company. Their product is not as feature rich as the ISB2LAN. A bit more expensive.

15)The company's appropriate rank, if any, in the industry for any total revenues, and whether the company is a significant factor in these fields:
   Nexland, Inc. is becoming the "recommended" IP Sharing device for ISP's and Telcos. At this time we could not accurately rank the company.

16)The extent to which the competitors are better established, better known, or possess greater financial and technical resources: From a marketing standpoint, Webramp and Flowpoint and better known than Nexland. Both companies have significant financial resources. However, due to our limited resources, Nexland's strategy has been to create exposure for the Company by establishing a technical network of Beta Testers and users on the "inside" of major corporations. Additionally, Nexland has established strategic alliances with major technology companies. Redback Networks (RBAK), Net to Net Technologies and Copper Mountain Networks (CMTN) and "piggybacked" with them into their customers locations. As far as technical resources, Nexland Inc. posses the same technical expertise but has a smaller laboratory environment and less engineers on staff than our competitors.

l7)The ease or difficulty, of entry into the Company's principal fields of business: It is rather difficult to become a manufacturer of IP Sharing and Firewall devices, even if you are a major manufacturer. The technology is available, but the constant changes in the customer requirements and firmware make it a very expensive and tedious task. Nexland's advantage is two fold:
   1) We already have the manufacturing molds and processes in place and 2) We already have beta-testers and customers in the field; this enables us to change the product on the fly, whenever necessary.

18)A complete description of present and projected research and development activities: Research and Development is one of Nexland, Inc.'s strong areas. Following are some of the projects that are currently under development:

          o    Integrated DSL Box with ISB2LAN (Cable & DSL)

          o    Integrated Cable Box with ISB2LAN (Cable & DSL)

          o    Integrated ISDN Box with the ISB Extended Series

          o    Firewall in a Box with Children Filtering (for Adult Sites)

          o    ISB2LAN Wireless Solution

          o    2nd Generation ISB2LAN and ISB Extended Series of Products.

19)Copies of all patents, trademarks, etc. (see attached).
20)Copies of all brochures, etc.
2l)Copies of all major contracts not previously described (N/A).

                                                                     EXHIBIT 6.4

STOCK PURCHASE AGREEMENT - OPTIONS TO ACQUIRE 320,000 SHARES OF
COMMON STOCK.

SEE ATTACHED.

                            STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into as of November 11, 1997, by and between FRED R. SCHMID (the "Purchaser) and TURTLEBACK MOUNTAIN GOLD CO., INC., an Arizona corporation (the "Corporation").

         1. Purchase and Sale of Stock; Grant of Stock Options.

                  (a) Upon the terms and conditions herein contained, on the date hereof, the Corporation hereby agrees to sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Corporation, 135,000,000 shares of Common Stock (the "Stock") of the Corporation for a total purchase price of Ten Thousand Dollars ($10,000), payable on or before December l, 1997. 33,750,000 shares of Stock of the Corporation are to be delivered to the Purchaser by the Escrow Agent upon payment of the full purchase price; 33,750,000 shares of Stock of the Corporation are to be delivered to the Purchaser by the Escrow Agent on or before May 31, 1998; 33,750,000 share of Stock of the Corporation are to be delivered to the Purchaser by the Escrow Agent on or before December 1, 1998, and 33,750,000 shares of Stock of the Corporation are to be delivered to the Purchaser by the Escrow Agent on or before May 31, 1999. If the Purchaser has permanently terminated his association with the Corporation prior to may 31, 1999 any shares of Stock of the Corporation still to be delivered to the Purchaser on the next or forthcoming due dates shall be returned to the Corporation for cancellation and any unused portion of the purchase price shall be remitted to the Purchaser at the rate of $.000074 for each share returned to the Corporation Agent under this paragraph 1(a).

                  (b) The Corporation hereby grants to the Purchaser options (the "Stock Options") to purchase (i) up to 40,000,000 shares of the Stock during the ten year period commencing on the second anniversary of the date of this Agreement for the exercise price of one cent ($0.01) per share and (ii) up to 40,000,000 additional shares of the Stock during the ten year period commencing on the third anniversary of the date of this Agreement for the exercise price of two cents ($0.02) per share.

                  (c) The Stock Option shall be protected against dilution in the case of stock splits.

         2. Closing.

                  The closing of the purchase of Stock contemplated by paragraph 1(a) hereof shall be held at the offices of the Corporation, 528 Fon du Lac Drive, East Peoria, Illinois 62611, at 10:00 A.M. on the date hereof (the "Closing Date"). On the Closing Date, the Corporation shall execute, issue and deliver to the Purchaser a fully signed copy of this Agreement and a stock certificate registered in the name of the Purchaser for 135,000,000 shares of the Stock and legend to reflect the Purchaser's representation in Section 4. The Purchaser shall execute and deliver to the Corporation a signed copy of this Agreement and his check for $10,000 dated on or before December 1, 1997. The stock certificate shall be placed in escrow with Berlack, Israels and Liberman, LLP. ("Escrow Agent"), 120 West 45th Street, New York, New York 10036, Attention Jesse Meer, Esq. with instructions to release the shares of Stock as noted in paragraph 1(a) herein.

         3. Representations, Warranties, Covenants of Corporation.

         The Corporation represents and warrants to and covenants with the Purchaser as follows:

                  (a) The Corporation is a corporation duly organized, validly existing, and in good standing under the laws of Arizona and has all necessary corporate power to own its properties and to carry on its business as now owned and operated by it. The Corporation's principal office is a t its address set forth in Section 6 hereof. The Corporation has 3,000,000,000 shares of Stock authorized under its certificate of incorporation, of which 898,000,000 shares are currently issued and outstanding, and 800,000,000 shares are reserved for issuance upon the exercise of common stock purchase warrants that are currently issued and outstanding.

                  (b) Attached to this Agreement are (i) the audited financial statements of the Corporation as of December 31, 1996 and for the twelve month period then ended, and (ii) the unaudited financial statements of the corporation as of September 30, 1997 and for the nine month period then ended. Such financial statements fairly present the Corporation's financial condition as of the dates specified, and its operating results for the periods ending on such dates, all in accordance with generally accepted accounting principles consistently applied.

                  (c) The execution, delivery and performance of this Agreement and the issuance and sale of 135,000,000 shares of the Stock hereunder and the grant of the Stock Options to purchase up to 80,000,000 additional shares of the Stock hereunder have been duly authorized by the Corporation's board of directors, and will not violate (i) the Corporation's certificate of incorporation, bylaws and the proceedings (minutes and consents) of its board of directors and stockholders, (ii) any agreement to which the Corporation is a party or by which it or its properties are bound, or (iii) any administrative or judicial order binding on the Corporation. This Agreement is the valid and binding obligation of the Corporation and is enforceable against it in accordance with its terms.

                  (d) The Stock (including the Stock underlying the Stock Options hereby granted), when issued and paid for in accordance with this Agreement, will be, in all respects, duly authorized and validly issued, full paid and non-assessable. The 80,000,000 shares of the Stock underlying the Stock Options have been duly reserved for issuance upon the exercise of such options and are not available for any other purpose.

                  (e) The Corporation shall submit the Stock Options granted to the Purchaser hereunder to the stockholders of the Corporation for their approval before the end of 1997, and the Corporation shall use its best efforts to obtain the requisite stockholder approval of the Stock Options.

         4. Investment Representation.

                  The Purchaser represents and warrants to the Corporation that the Purchaser is purchasing the Stock (including any Stock he may elect to purchase upon exercising his Stock Options granted hereunder) for investment and not with a view to reselling or otherwise distributing the Stock and acknowledges that the Corporation has relied on such representation and warranty for the purpose of issuing the Stock without registration under federal law or qualification under state law.

         5. Buy-back; Right of First Refusal.
            ---------------------------------

                  The Corporation shall cause the Purchaser to be elected an executive officer or a director of the Corporation as of the date of this Agreement. If the Purchaser ceases to be affiliated with the Corporation in such capacity at any time during the term of this Agreement, then, in such event, the Purchaser shall be subject to no further restrictions regarding the sale or other disposition of his shares of Stock of the Corporation, other than restrictions that may be imposed upon him under the Securities Act; provided, however, that, for a period of twelve months following the date Purchaser ceases to be affiliated with the Corporation, he shall offer any shares he proposes to sell, in writing, at such price and on such terms as the Purchaser reasonably believes a willing buyer would buy such shares, to the Corporation which shall be deemed to have a right of first refusal with respect to such shares of Stock of the Corporation, and shall consider and either accept or reject any such offer within ten calendar days of the date he gives notice to the Corporation. If such offer is rejected by the Corporation then the Purchaser shall be free to sell or otherwise dispose of his shares.

                  The Purchaser shall offer any Stock Options he proposes to sell, in writing, at such price and on such terms as the Purchaser reasonably believes a willing buyer would buy such options, to the Corporation which shall be deemed to have a right of first refusal with respect to such options, and shall consider and either accept or reject any such offer within ten calendar days of the date he gives notice fo the Corporation. If such offer is rejected by the Corporation then the Purchaser shall be free to sell or otherwise dispose of his Stock Options.

         6. Notices.

                  Any notice, request, demand or other communication given pursuant hereto by any of the parties hereto to any other party hereto shall be in writing and shall be delivered personally, certified mail return receipt requested, or by telex/facsimile transmission with all charges prepaid, to the address set forth below:

If to the Purchaser:     Fred R. Schmid
                         14 Hewlett Drive
                         East Williston, New York 11596

With a copy to:          Jesse R. Meer, Esq.
                         Berlack, Israels & Liberman LLP
                         120 West 45th Street, 29th Fl.
                         New York, New York 10036

If to the Corporation:   Turtleback Mountain Gold Co., Inc.
                         528 Fon du Lac Drive
                         East Peoria, Illinois 61611
                         Attention: Dale L. Runyon, Chairman

With a copy to:          David N. Heap, Esq.
                         Funnemore Craig
                         3303 North Central Avenue, Suite 2606
                         Phoenix, AZ 85012

or to such other address as hereafter shall be furnished as provided herein by any of the parties hereto to the other parties hereto. All notices, requests, demands and other communications under this Agreement shall be deemed to have been given on the date of service if personally served on the party to whom notice is to be given, or within five calendar days after mailing, if mailed to the party to whom notice is to be given, by certified mail, return receipt requested, postage prepaid, properly addressed to the party at its address set forth above, or within 24 hours after transmission by telex/facsimile transmission to the address set forth above, with all charges prepaid.

         7. Miscellaneous.

                  (a) Each of the parties hereto agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this agreement.

                  (b) The provisions of this Agreement may not be waived, altered, amended or repealed, in whole or in part, except with the written consent of all parties to this Agreement.

                  (c) This Agreement shall be binding on, and shall inure to the benefit of, the Corporation and the Purchaser and their respective successors and, subject to paragraph (f) below, assigns.

                  (d) This Agreement shall be construed in accordance with the laws of the State of Arizona. To the extent permitted by applicable law, each party hereby irrevocably submits generally and unconditionally to the non-exclusive jurisdiction of any Arizona state court or any United States federal court sitting in the State of Arizona.

                  (e) This Agreement, including the attachments(s) hereto, contain all of the terms and conditions agreed on by the parties hereto with reference to the subject matter hereof. No other agreements not specifically referred to herein, oral or otherwise, shall be deemed to exist or bind any of the parties hereto. No officer, employee or partner of any party has any authority to make any representation or promise not contained in this Agreement, and each of the parties hereto agrees that it has not executed this Agreement in reliance upon any such representation or promise.

                  (f) This Agreement shall not be assignable or assigned by the Corporation without the prior written consent of the Purchaser or by the Purchaser without the prior written consent of the Corporation.

         IN WITNESS WHEREOF, this Stock Purchase Agreement has been signed and delivered by the parties hereto as of the date first above written.


                                            TURTLEBACK MOUNTAIN GOLD CO., INC.


                                            By: /s/ Dale L. Runyon
                                               --------------------------------
                                            Name:  Dale L. Runyon
                                            Title: Chairman of the Board

                                                /s/ Fred R. Schmid
                                               ---------------------------------
                                                       FRED R. SCHMID
Witnesses:

/s/ (Illegible)
---------------------------------

/s/ (Illegible)
---------------------------------

/s/ (Illegible)
---------------------------------

                                                                     EXHIBIT 6.7

LIABILITIES PRIOR TO THE DATE OF CLOSING AND POST-ACQUISITION:

From WSRI's Balance Sheet:

                   Pre-Acquisition:       Post-Acquisition:
                   October 28, 1999       November 17, 1999

SEE ATTACHED:

                             WindStar Resources, Inc
                                  BALANCE SHEET
                             As of October 28, 1999

                                                                     Oct 28, '99
                                                                     -----------
ASSETS
  Current Assets
    Checking/Savings
      National City                                                    -5,055.13
                                                                     -----------
    Total Checking/Savings                                             -5,055.13
  Total Current Assets                                                 -5,055.13

  Other Assets
    Intangible Assets
      Accumulated Amortization                                           -502.33
      Organization Costs                                                  685.00
                                                                     -----------
    Total Intangible Assets                                               182.67
                                                                     -----------
  Total Other Assets                                                      182.67
                                                                     -----------
TOTAL ASSETS                                                            4,872.46
                                                                     ===========

LIABILITIES & EQUITY
  Liabilities
    Current Liabilities
      Other Current Liabilities
        Accrued Expense (Year end Expenses)
          Accrued Payroll Tax (SS & Med @ 7.62)                         1,925.00
          Conrad Lysiak (Legal)                                         8,032.66
          Fennemore Craig (Legal Expenses)                              4,422.53
          Fred R. Schmid (Gross Wages Due)                            115,247.69
          Fred R. Schmid, Inc. (Consultant Agreement)                   1,080.00
          Jersey Transfer And Trust Co. (Transfer Agent                 1,765.00
          RGS Services, Inc (Invoices Due)                             14,463.40
          Robert Moe & Associates (Audits)                              2,150.00
          Accrued Expense (Year end Expenses) - Other                     517.92
                                                                     -----------
        Total Accrued Expense (Year end Expenses)                     149.604.20

        Accrued Interest (Interest on Loans)
          Brent Nygaard (Loan Interest)                                 2,000.00
          Dale L. Runyon (Notes Payable)                                3,370.97
          Fred R. Schmid (Interest on Loans)                              545.77
          Fred R. Schmid Pay (Accrued Wage)                            14,074.49
          Getzwell Mining LLC (Interest on Loans)                          56.00
          Maxam Gold Corp (Interest on Notes)                           2,776.28
          Phoenix International Mining In (Interest on Note)            7,382.25
          RFS Mining LLC (Interest on Notes)                            1,540.52
          RGS Services, Inc (Notes & Invoices)                          1,700.55
          Robert Moe & Assoc (Interest on Debt)                           240.80
          Summit Capital Group (Interest on Loans)                      3,201.30
                                                                     -----------
        Total Accrued Interest (Interest on Loans)                     36,888.93

        Notes Payable
          Brent Nygaard (Note @ 12% annual)                            10,000.00
          Dale L. Runyon (Loan)                                        11,900.00
          Fred R. Schmid (Loan @ 1% pm)                                 7,100.00
          Getzwell Mining LLC (Loans for Filing Fees, ect)                400.00
          Maxam Gold Corporation (loans)                                7,287.74
          RFS Mining LLC (Loans)                                        5,000.00
          RGS Services, Inc. (Loan @ 1% pm)                             2,345.00
          Summit Capital Group (Note @ 12% annual)                     15,000.00
                                                                     -----------
        Total Notes Payable                                            59,032.74
                                                                     -----------
      Total Other Current Liabilities                                 245,525.87
                                                                     -----------
    Total Current Liabilities                                         245,525.87

                             WindStar Resources, Inc
                                  BALANCE SHEET
                             As of October 28, 1999

                                                                     Oct 28, '99
                                                                     -----------
    Long Term Liabilities
      Phoenix International                                            27,600.00
                                                                     -----------
    Total Long Term Liabilities                                        27,600.00
                                                                     -----------
  Total Liabilities                                                   273,125.87

  Equity
    Additional Paid-in Capital                                        162,759.78
    Opening Bal Equity                                                    272.94
    Retained Earnings                                                -281,829.14
    Net Income                                                       -159,623.04
    Stockholders Equity (Common Stock)                                    421.13
                                                                     -----------
  Total Equity                                                       -277,998.33
                                                                     -----------
TOTAL LIABILITIES & EQUITY                                             -4,872.46
                                                                     ===========

                            WindStar Resources, Inc
                                Profit and Loss
                      January 1 through November 17, 1999


                                                             Jan 1 - Nov 17, '99
                                                             -------------------

  Income                                                                   0.00
  Expense
    Accounting & Audit
      RGS Services (Tax & Accounting)                                  8,369.05
      Williams & Webster (Auditors)                                   11,700.00
                                                                    -----------
    Total Accounting & Audit                                          20,069.05

    Amortization (Organization Costs)                                     91.33
    Bad Debt (Write off Uncollectable Funds)                             315.94
    Bank Chrg (Bank Charge)                                               77.64
    Consultant (Services)                                            126,260.00
    Int Exp (Interest Expense)                                        21,892.65
    L&P Fees (Legal & Prof. Fees)
      Corporate Fees                                                      55.00
      Transfer Agent (Stock Transfer)                                  2,590.00
                                                                    -----------
    Total L&P Fees (Legal & Prof. Fees)                                2,645.00

    Legal (Legal Advice)
      Conrad Lysiak (Legal Fees)                                      11,885.26
      Legal (Legal Advice) - Other                                     4,000.00
                                                                    -----------
    Total Legal (Legal Advice)                                        15,885.26

    Mining Claims (Procuring & Exploration)                           79,076.00
    Misc (Miscellaneous)                                                 272.94
    Office (Office Expenses)
      Federal Express (Shipping)                                         109.25
      Postmaster (Mailing & Stamps)                                       58.67
                                                                    -----------
    Total Office (Office Expenses)                                       167.92

    Tax, Business (Taxes & Licenses)
      State (State Tax)                                                   50.00
                                                                    -----------
    Total Tax, Business (Taxes & Licenses)                                50.00

    Tax, Payroll                                                       2,816.75
    Travel (Travel Expenses)
      Travel - Auto Expense (Rental, Parking, Fuel ect)                    6.00
                                                                    -----------
    Total Travel (Travel Expenses)                                         6.00
                                                                    -----------
    Wages - Officers                                                  28,749.99
                                                                    -----------
  Total Expense                                                      298,376.47
                                                                    -----------
Net Income                                                          -298,376.47
                                                                    ===========

                             WindStar Resources, Inc
                                  Balance Sheet
                             As of November 17, 1999

                                                                    Nov 17, '99
                                                                    -----------

ASSETS
  Current Assets
    Checking/Savings
      National City                                                   -3,750.23
                                                                    -----------
    Total Checking/Savings                                            -3.750.23
  Total Current Assets                                                -3,750.23

  Other Assets
    Intangible Assets
      Accumulated Amortization                                          -502.33
      Organization Costs                                                 685.00
                                                                    -----------
    Total Intangible Assets                                              182.67
                                                                    -----------
  Total Other Assets                                                     182.67
                                                                    -----------
TOTAL ASSETS                                                          -3,567.56
                                                                    ===========

LIABILITIES & EQUITY
  Liabilities
    Current Liabilities
      Other Current Liabilities
        Accrued Expense (Year end Expenses)
          Conrad Lysiak (Legal)                                        7,238.40
          Fennemore Craig (Legal Expenses)                             4,000.00
          Jersey Transfer And Trust Co. (Transfer Agent)                 525.00
          RGS Services, Inc (Invoices Due)                             9,451.20
                                                                    -----------
        Total Accrued Expense (Year end Expenses)                     21,214.60

        Accrued Interest (Interest on Loans)
          Dale L. Runyon (Notes Payable)                               3,450.30
          Maxam Gold Corp (Interest on Notes)                          2,824.86
          Phoenix International Mining In                              7,566.25
          RFS Mining LLC (Interest on Notes)                              33.33
          RGS Services, Inc (Notes & Invoices)                            78.64
                                                                    -----------
        Total Accrued Interest (Interest on Loans)                    13,953.38

        Notes Payable
          Dale L. Runyon (Loan)                                        4,900.00
          Maxam Gold Corporation (loans)                               7,287.74
          RFS Mining LLC (Loans)                                       5,000.00
          RGS Services, Inc. (Loan @ 1% pm)                            2,345.00
                                                                    -----------
        Total Notes Payable                                           19,532.74
                                                                    -----------
      Total Other Current Liabilities                                 54,700.72
                                                                    -----------
    Total Current Liabilities                                         54,700.72

    Long Term Liabilities
      Phoenix International                                           27,600.00
                                                                    -----------
    Total Long Term Liabilities                                       27,600.00
                                                                    -----------
  Total Liabilities                                                   82,300.72

  Equity
    Additional Paid-in Capital                                       468,643.26
    Opening Bal Equity                                                25,272.94
    Retained Earnings                                               -281,829.14
    Net Income                                                      -298,376.47
    Stockholders Equity (Common Stock                                    421.13
                                                                    -----------
  Total Equity                                                       -85,868.28
                                                                    -----------
TOTAL LIABILITIES & EQUITY                                            -3,567.56
                                                                    ===========

                                                                     EXHIBIT 8.6

ISSUANCE OF REGISTERED SECURITIES PURSUANT TO SECTION 8.6

Individuals receiving registered shares of Common Stock.


         Fred R. Schmid                     136,422 shares

         Dale L. Runyon                       7,000 shares

         Richard G. Steeves                   6,000 shares

         Erik Nelson                        125,000 shares



ISSUANCE OF UNREGISTERED SECURITIES IN LIEU OF CASH PAYMENTS:



         Brent Nygaard                       15,000 shares

         Summit Capital Group, Inc.          22,751 shares

         Fred R. Schmid                      70,000 shares

                                                                     EXHIBIT 9.6

RIGHT OF FIRST REFUSAL TO ACQUIRE NEXLAND FRANCE:

See attached copy of Letter of Understanding Between NEXL and Nexland France:

[nexland letterhead]


                                                                November 3, 1999


Nexland, Inc.
20801 Biscayne Blvd.
Suite 403
Aventura, Florida 33180


To Whom It May Concern:

Nexland France, of 97, rue Mirabeau, 94200 Ivry-sur-Soine, France grants Nexland, Inc. the first right of refusal to acquire
Nexland France prior to June 30, 2000.

The value of Nexland France to Nexland, Inc. would be determined by an independent French accounting firm.


Mr. Israel Daniel Sultan
President
Nexland France


Print: Israel Daniel Sultan


/s/ Mr. Israel Daniel Sultan
----------------------------

                                OPTION AGREEMENT
                                ----------------

         AGREEMENT by and among the shareholders (the "Shareholders") of Nexland, S.A., a French corporation having its principal address at 97 rue Mirabeau, 94200 Ivry-sur-Seine, France (the "Company").

         WHEREAS, Nexland, Inc., a Florida Corporation, intends to enter into a binding legal agreement (the "Acquisition Agreement") with WindStar Resources, Inc., an Arizona corporation ("WindStar") whereby WindStar will acquire Nexland, Inc. (the product of such acquisition, if and when it should occur, shall be referred to herein as the "Option Holder"); and

         WHEREAS, Section 9.6 of the Acquisition Agreement requires, as a condition to the closing of the transactions contemplated therein, that the Company grant to Option Holder an option (together with the rights conveyed in Paragraph 3 below, the "Option") to purchase all of the Company's issued and outstanding shares on the terms and conditions set forth herein; and

         WHEREAS, the Shareholders collectively own all of the issued and outstanding shares of the Company;

         NOW, THEREFORE, in consideration of the foregoing and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Shareholders agree as follows:

1. Incorporation of Recitals. Without limitation, the foregoing is incorporated herein and made a part hereof.

2. Grant of Option. Each of the Shareholders does hereby grant to Option Holder the irrevocable option, subject to the terms and conditions hereof, to purchase their respective interests in the Company, as represented by their shareholdings in the Company.

3. Right of First Refusal. As a part of the Option granted hereby, the Shareholders agree that should a bona fide third party make an offer to purchase (the "Third Party Offer") substantially all of the assets of the Company, or all of the shares held by the Shareholders, Option Holder shall have the right to make such purchase on the same terms and conditions as set forth in the Third Party Offer. Option Holder shall have 60 days after receipt of written notice of the Third Party Offer to exercise its right to purchase and if exercised, such purchase shall be binding and enforceable on the Shareholders.

4. Time for Exercise. The Option shall expire at 5:00 p.m. on June 30, 2000 (the "Expiration Date").

5. Exercise Price. Should it choose to exercise the Option prior to the Expiration Date set forth above, Option Holder shall first cause an independent valuation of the Company to be made by a French accounting firm. The valuation shall be presented to both Option Holder and the Company for review. If acceptable to both, the consideration payable in exercise of the Option shall be equal to the amount of the valuation (the "Valuation Amount"), payable at Option Holder's sole option in either cash or in common shares of the Option Holder having an aggregate market value equal to the Valuation Amount.

6. Notice of Exercise. The Option granted hereunder shall be exercisable by the Option Holder giving not less than seven (7) days' written notice of its intention to exercise to each of the Shareholders with a copy of the valuation accompanying such notice. Within seven (7) days after the receipt of such written notice and a copy of the valuation, each of the Shareholders shall deliver a duly executed share certificate transferring all of their right, title and interest in the Company to the Option Holder in exchange for their pro rata portion of the consideration set forth in Paragraph 4 above.

7. Manner of Delivering Notices. All notices provided for by this Option Agreement shall be made in writing and sent, either (i) by actual delivery of the notice into the hand of the party entitled; (ii) by delivery by registered or certified mail to the last known address of the party entitled thereto (such notice deemed received one week after deposit); (iii) by delivery via overnight courier service (such notice deemed received two days after deposit); or (iv) by facsimile transmission (such notice deemed received two days after deposit).

8. Non-Transferrability of Option. The Option and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Option or any right or privilege conferred hereby, contrary to the provisions hereof, or upon the levy of any attachment or similar process on the rights and privileges conferred hereby, this Option shall immediately become null and void.

9. "All or Nothing". Option Holder expressly acknowledges and agrees that the Option may be exercised only with respect to all of the shares held by the Shareholders, if it is to be exercised at all. In no event shall Option Holder be permitted to exercise the rights hereunder in any amount less than the entire amount of the outstanding shares of the Company.

10. Interpretation of Agreement; Jurisdiction; Waiver of Jury Trial. This Option Agreement, and any amendment, claim or controversy relating thereto, shall be governed by and interpreted exclusively in accordance with the laws of the United States of America and of the State of Florida without regard to its conflicts of law provisions. The Parties agree to submit any controversy to the jurisdiction and venue of a state or federal court located in Miami-Dade County, Florida, AND WAIVE ALL RIGHTS TO A TRIAL BY JURY IN CONNECTION THEREWITH.

11. Attorney's Fees; Litigation. The prevailing party in any litigation arising out of this agreement shall be entitled to recover all of its attorney's fees and costs (to include all paralegal's costs) through all appeals.

12. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Florida law, but if any provision of this Agreement shall be prohibited by, or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13. Entire Agreement. This Agreement constitutes and expresses the entire Option Agreement, and no agreements, warranties, representations or covenants not expressed herein shall be binding upon the Shareholders.

14. Captions. The captions appearing before Paragraphs in this Option Agreement have been inserted solely for the purposes of convenience and ready reference. They do not purport to, and shall not be deemed to, define, limit or extend the scope or intent of the Paragraphs to which they appertain.

15. Binding Effect. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the Shareholders, their respective successors and assigns.

INTENDING TO BE LEGALLY BOUND, the Shareholders have caused this Option Agreement to be executed as of the date set forth opposite their respective names.

-------------------------------             -------------------------------
Andre Chouraqui                             Israel D. Sultan
Date:                                       Date:

-------------------------------             WELLSTAND Ltd.
Yves Many
Date:

                                            By:
                                                -------------------------------

                                            Title:
                                                   ----------------------------

                                            Date:

STATE OF FLORIDA           )
                           )  SS:
COUNTY OF MIAMI-DADE       )

The foregoing instrument was acknowledged before me this ___ day of November, 1999, by Israel D. Sultan.



                                            ------------------------------------
                                            Signature of Notary Public

                                            ------------------------------------
                                            Print, Type or Stamp Commissioned
                                            Name of Notary Public

Israel D. Sultan is (check one):

         [_] Personally known to me; or

         [_] Produced Identification
             [_]Florida Driver's Licence Number:__________________
             [_]Other (specify)______________; ID or
                Registration Number: _______________.

Country:                   )
                           )  SS:
State/Province             )

The foregoing instrument was acknowledged before me this ___ day of November, 1999, by Andre Chouraqui.


                                            ------------------------------------
                                            Signature of Notary Public or
                                            Official for taking Affidavits


                                            ------------------------------------
                                            Print, Type or Stamp Commissioned
                                            Name of Notary/Official

Andre Chouraqui is (check one):
         [_] Personally known to me; or
         [_] Produced Identification
type of Identification Produced and ID or Registration Number: ________________.

Country:                   )
                           )  SS:
State/Province             )

The foregoing instrument was acknowledged before me this ___ day of November, 1999, by _________________ in his capacity as ____________________ of Wellstand
Ltd.


                                            ------------------------------------
                                            Signature of Notary Public or
                                            Official for taking Affidavits


                                            ------------------------------------
                                            Print, Type or Stamp Commissioned
                                            Name of Notary/Official

____________________ is (check one):
         [_] Personally known to me; or
         [_] Produced Identification
             Type of Identification Produced and ID or
             Registration Number: _______________.

Country:                   )
                           )  SS:
State/Province             )

The foregoing instrument was acknowledged before me this ___ day of November, 1999, by Yves Many.


                                            ------------------------------------
                                            Signature of Notary Public or
                                            Official for taking Affidavits


                                            ------------------------------------
                                            Print, Type or Stamp Commissioned
                                            Name of Notary/Official

Yves Many is (check one):
         [_] Personally known to me; or
         [_] Produced Identification
             Type of Identification Produced and ID or
             Registration Number: _______________.

                                                                     EXHIBIT 9.7

CONSULTING AGREEMENT BETWEEN NEXLAND, INC. AND FRED R. SCHMID, INC

         SEE ATTACHED AGREEMENT:

                              CONSULTING AGREEMENT

         This CONSULTING AGREEMENT is effective as of November 17, 1999 by NEXLAND INC. (after post-acquisition by WindStar Resources, Inc.), an Arizona Corporation ("NEXLAND") and FRED R. SCHMID, INC., a New York Corporation ("SCHMID") with reference to the following facts:

         WHEREAS, NEXLAND, is an Arizona Corporation in good standing under Arizona law, a duly organized equipment marketing, distribution and service company in the State of Arizona; and,

         WHEREAS, SCHMID, is a New York Corporation in good standing under New York law, is a duly organized management consulting company in the State of New York, and,

         WHEREAS, NEXLAND and SCHMID desire to enter into an Agreement providing for the services of SCHMID for the benefit of NEXLAND;

         NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, it is mutually covenanted and agreed by and between the parties to the terms and conditions hereinafter set forth.

         1. DUTIES. SCHMID shall serve as independent contractor of NEXLAND for the purpose of rendering management and financial consulting services and advice to NEXLAND on the following terms and conditions:

                  1.1 SCHMID shall use its best efforts to render consulting services and advice to NEXLAND, a public company, as reasonably needed, as to the raising of capital; introducing the company to market makers, institutional investors and portfolio managers; assist in the retention of an investor/public relations firm; assist in retaining the services of legal and accounting firms to ensure proper filling and reporting; and guiding management through the administrative process for maintaining the corporate books and records.

                  1.2 SCHMID shall, during the term of this Agreement, devote a reasonable portion of its time and efforts to the duties required herein and to the promotion of the mutual businesses of the parties.

         2. TERM OF AGREEMENT. The term of this Agreement shall be for a period of two (2) years beginning on November 16, 1999 unless otherwise provided herein. This Agreement may be terminated earlier as herein provided. The parties agree that termination of the performance of duties by SCHMID under this Agreement does not, under any circumstance, terminate any of the obligations of either party under this Agreement except the obligation of NEXLAND to use the services of SCHMID and the obligation of SCHMID to provide such services. All other obligations under this Agreement shall be terminated and/or satisfied only as otherwise indicated herein.

         3. RENEWAL. This Agreement shall be renewed for two (2) succeeding term(s) unless either party gives notice to the other thirty (30) days prior to the expiration of the term of its intention not to renew this Agreement.

         4.  CONSULTING FEES.

                  4.1 For the services to be performed hereunder, Fred Schmid, President of SCHMID shall receive Fifteen Thousand (15,000) shares of NEXLAND common stock quarterly in arrears (5,000 shares each month), commencing on the November 17, 1999 with the initial payment made on February 15, 2000 and the same payment of 15,000 shares every three months thereafter. (see attached amendment).

                  4.2 At the end of ninety (90) days from the date of this Agreement, NEXLAND and SCHMID will discuss a monthly cash payment to SCHMID in addition to the shares of common stock as noted in 4.1.

                  4.3 With prior approval, reasonable travel, automobile, lodging, food, telephone and other expenses incurred by SCHMID in rendering services hereunder shall be reimbursed in cash upon receipt of invoices with bills attached.

         5.  OBLIGATIONS OF NEXLAND.

                  5.1 NEXLAND will provide SCHMID with the fees indicated herein, and additional benefits, if any, that are agreed upon in writing from time to time.

                  5.2 Management will provide the necessary time, assistance, information and documentation mutually agreed to be necessary for SCHMID to carry out his duties as noted herein.

         6.  INDEPENDENT CONTRACTOR.  The parties agree that:

                  6.1 No relationship of employer and employee is intended or created by this Agreement. SCHMID shall act as an independent contractor and shall have no claim under this Agreement or otherwise against NEXLAND for vacation pay, sick leave, retirement benefits, Social Security, Worker's Compensation, disability or unemployment insurance benefits, or employee benefits of any kind.

                  6.2 SCHMID, as an independent contractor, is responsible for the timely payment of all federal, state, local and employment taxes that may arise as a result of fees or other benefits that are paid to SCHMID under this agreement.

         7. TRADE SECRETS. The parties acknowledge and agree that, during the term of this Agreement, and, in the course of the discharge of his duties and obligations under this agreement, SCHMID shall not disclose to any person any information about the business of NEXLAND, its processes, business, business activities, trade secrets, customer lists or any other information which NEXLAND indicates to SCHMID is to be maintained as secret or non-disclosed.

         8. TERMINATION OF CONTRACT. This Agreement may be terminated as follows:

                  8.1 On any specified agreed date, if NEXLAND and SCHMID shall mutually agree in writing to terminate this Agreement.

                  8.2 Upon expiration of the term of this Agreement, provided either party gives 30-day prior written notice to the other party of that party's decision not to renew this Agreement.

                  8.3 Unless otherwise indicated by NEXLAND, immediately upon the adoption by NEXLAND of a plan to terminate its business and liquidate its assets, or, if NEXLAND is ordered to be liquidated pursuant to a judicial proceeding.

                  8.4 Unless otherwise indicated by NEXLAND, immediately in the event of any merger or consolidation or transfer of assets. NEXLAND's rights, benefits, and obligations hereunder may be assigned to the surviving or resulting corporation or the transferee of NEXLAND's assets.

                  8.5  Immediately upon the insolvency of NEXLAND.

                  8.6 Immediately if SCHMID fails, refuses or neglects to perform faithfully or diligently the duties of the Agreement, or for any reason that is deemed to be for cause under Arizona law.

                  8.7 Immediately if SCHMID violates any of the provisions of this Agreement.

                  8.8 Immediately if SCHMID commits an act of dishonesty, fraud, or misrepresentation.

         9. OBLIGATIONS AFTER TERMINATION. In the event of termination of this Agreement, NEXLAND shall be obligated only to pay for the fees earned by SCHMID prior to termination. SCHMID shall remain obligated to NEXLAND to fulfill his obligations begun prior to the termination under this agreement

         10. RESTRICTIVE COVENANT NOT TO COMPETE. During the term of this Agreement and for a period of two years immediately following the termination of this Agreement for any reason, SCHMID agrees not to engage or participate in any trade or business competing with or similar in nature to the business of NEXLAND.

         11. GOVERNMENTAL AUTHORITIES. The parties agree that, in connection with the services performed hereunder, they shall each comply with all laws, rules and regulations of all governmental authorities having jurisdiction over the matters relating to this Agreement.

         12. HOLD HARMLESS. Each party shall conduct themselves at all times in accordance with the highest standards of professional conduct and responsibility and each hereby indemnifies and saves harmless the other from each and every and all losses, claims, demands, obligations, liabilities, indebtedness and causes of action of every kind, type, nature or description whatsoever, whether known or unknown, as if expressly set forth and described herein, which either party may incur, suffer, become liable for, or which may be asserted or claimed against the other party as a result of the acts, errors or omissions of the other party.

         13. AGREEMENT TO PERFORM NECESSARY ACTS. Each party to this Agreement agrees to perform any further acts reasonably required under the terms of this Agreement and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

         14. AUTHORITY AND EXECUTION. The execution and delivery of this Agreement by each party and performance of the transactions contemplated hereby by such party have been duly authorized on the part of such party, and the person(s) executing this Agreement on behalf of such party have full power and authority to execute the same.

         15. ASSIGNMENT. No right or interest in this Agreement shall be assigned by either party without the written permission of the other party and no delegation of any obligation owed or of the performance of any obligation shall be made without the written permission of the parties. Any attempted assignment or delegation shall be wholly void and totally ineffective for all purposes unless made in conformity with this Agreement.

         16. GOVERNING LAW. This Agreement has been executed in the place indicated below and shall be construed in accordance with, and governed by, the laws of the State of Florida.

         17. ARBITRATION OF DISPUTES. Any controversy or claim between the parties arising out of or relating to this Agreement, or the breach thereof, or any claim hereunder, shall be settled by arbitration in the County of Miami-Dade, Florida in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered in any state or federal court having jurisdiction thereof. The fee of the arbitrator or arbitrators shall be borne by the parties in accordance with the Rules of the American Arbitration Association and, insofar as may be feasible, the parties shall designate an experienced arbitrator (or arbitrators) who is knowledgeable of the type contemplated by this Agreement.

         18. ATTORNEYS' FEES. If either party files any action or brings any proceeding against the other arising out of this Agreement, then the prevailing party shall be entitled to recover as an element of its costs of suit, and not as damages, reasonable attorneys' fees to be fixed by court.

         19. SEVERABILITY AND INVALIDITY. It is intended that each provision of this Agreement shall be viewed as separate and divisible. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

         20. HEADINGS AND TITLES. The title headings of the respective sections and paragraphs of this Agreement are inserted for convenience and ease of reference only and shall not be deemed to be part of this Agreement or do not define, limit, augment or describe the scope, content or intent of this Agreement or any part or parts of this Agreement.

         21. COUNTERPART EXECUTION. This Agreement may be executed in one or more counterparts, each of which shall be deemed fully effective as an original and all of which together shall constitute one and the same instrument.

         22. NOTICE. All notices, requests, demands, options and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if given personally, or by telephone, telegram, or electronic transmission to the President of the party to whom notice is being given, or, if served personally on the party to whom notice is to be given, or within seventy-two (72) hours after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and if properly addressed to the party, at its address set forth on the signature page of this Agreement or any other address that any party may designate by written notice to the others.

                  Notices to NEXLAND shall be given as follows:

                        NEXLAND, INC.
                        20801 Biscayne Blvd., Suite 414.
                        Aventura, FL 33180

or such other address as may be furnished by NEXLAND to SCHMID from time to time in writing.

                  Notices to SCHMID shall be given as follows:

                        FRED R. SCHMID, INC.
                        14 HEWLETT DR.
                        E. WILLISTON, NY 11596

or other such addresses as may be furnished by SCHMID to NEXLAND from time to time in writing.

         23. SUCCESSORS AND ASSIGNS. Except as provided in the preceding paragraph, this Agreement shall inure to the benefit of and be binding upon the parties hereof, and each of their successors and assigns.

         24. ENTIRE AGREEMENT. This writing is intended by the parties as a final expression of their Agreement, is intended also as a complete and exclusive statement of the terms of this, the sole and only, Agreement between them, correctly sets forth their obligations to each other as of this date and contains all of the covenants and agreements between the parties with respect to those services.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

FRED R. SCHMID, INC.                           NEXLAND, INC.




By: /s/ Fred R. Schmid                         By: /s/ Gregory S. Levine
    ---------------------------                    -----------------------------
    FRED R. SCHMID, President                      GREGORY S. LEVINE, President

WITNESSED:                                     WITNESSED:

                                    AMENDMENT
                                       TO
                                   SECTION 4.1

         Section 4.1 of the Consulting Agreement is amended by changing the last sentence to read as follows:

         These shares shall be registered stock and issued under either of the following methods:

         (i)      the Amended Registration Statement will be filed within ten
                  (10) days from the date of execution of this Agreement to allow WSRI=s outstanding Class A and Class B Warrants to be made effective, which Amended Registration Statement shall include piggyback provision for the registration of sufficient shares to satisfy the requirements of this Section; or

         (ii) if the Amended Registration Statement set forth in (ii) above cannot for any reason be filed with the piggyback provision, WSRI shall within two (2) business days after the Effective Date as set by the Securities and Exchange Commission of the Amended Registration Statement, file a subsequent Registration Statement to satisfy the requirements of this Section.